SECOND AMENDMENT TO

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

     THIS SECOND AMENDMENT TO AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into as of July 1, 2005 by and among (a) HOCKER NORTHGATE HOLDINGS I, INC., a Kentucky corporation (“Holdings”), (b) HOCKER NORTHGATE GROUP, LLC, a Kentucky limited liability company (“Group”) (Holdings and Group each individually a “Seller”and collectively, the “Sellers”), (c) FMP NORTHGATE LLC, a Delaware limited liability company (the “Purchaser”),(d) HOCKER NORTHGATE HOLDINGS I, INC., a Kentucky corporation, in its capacity as the initial representative and agent of the Sellers (the “Sellers’ Representative”), and (e) DAVID E. HOCKER, an individual, in his capacity as a guarantor of obligations of Seller’s Representative (the “Sellers’ Representative Guarantor”).This Amendment amends that certain Amended and Restated Membership Interest Purchase Agreement dated May 13, 2005 between the parties, as amended by that certain First Amendment dated as of June 9, 2005 (collectively, the “Agreement”), as follows:

     1.      Notwithstanding any provisions in the Agreement to the contrary, the Seller’s Representative shall indemnify, hold harmless and defend in full each Purchaser Indemnified Party from and against all Damages sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of or by virtue of any and all claims involving or concerning Mr. Kevin Everson in any way accruing or related to events occurring prior to the Closing Date (collectively, the “Kevin Everson Claims”), with the understanding that such indemnification, hold harmless and defense obligations shall not be subject to the Escrow Amount or any other limitation as to amount or time periods set forth in the Agreement.

     2.      Notwithstanding any provisions in the Agreement or the Guaranty to the contrary, Seller’s Representative Guarantor agrees to guaranty in full the payment, performance and fulfillment to Purchaser of Seller’s Representative’s indemnification obligations set forth in Section 1 immediately above without any limits as to amounts or time periods otherwise set forth in the Agreement.

     3.      The foregoing Sections 1 and 2 of this Amendment are not intended, and should not be deemed to imply, that Damages arising from the Kevin Everson Claims would not be covered in full by the existing indemnification obligations of Seller’s Representative and Seller’s Representative Guarantor contemplated by the Agreement.

     4.      Notwithstanding that the Closing may occur after July 1, provided that the Closing occurs on or before July 31, 2005, the parties agree that Section 8.5 of the Agreement shall be deemed amended to provide that prorations and adjustments for rents, revenue and other income generated by the Property, and all utilities, Real Estate Taxes, ground lease rents, debt service on the Senior Loan, maintenance charges and other Operating Expenses incurred in connection with the ownership, management and operation of the Real Property shall be made as of 12.01 a.m. on July l, 2005, with the intention that Purchaser be entitled to the benefit of all revenues and be responsible for any expenses for the period beginning at 12:01 a.m. on July 1, 2005. In the event that Closing does not occur on or before July 31, 2005, then this paragraph 4 and the following paragraph 5 shall be null and void.

     5.      In consideration of the agreement of the parties set forth in Section 4 immediately above, Purchaser and Seller agree that the Gross Purchase Price (as set forth in Section 2.2 of the Agreement) shall be increased by the amount of $34,100, bringing the total Gross Purchase Price to $110,034,100; provided further, that for each day that the Closing is delayed beyond Tuesday, July 12, 2005 (for any reason other than a breach by Buyer or Seller), then the Gross Purchase Price will be increased further by $3,100 for each such day (for example, if the Closing were to occur on Thursday, July 14, the Gross Purchase Price would be increased by an additional $6,200 ($3,100 times 2 days)).

     6.      Buyer and Seller acknowledge that the post-closing reconciliation of common area, food court and real estate tax reimbursements (“Reimbursements”) under Section 8.5(e)(2) of the Agreement shall be conducted so that (a) each tenant will receive a refund or be entitled to payment of any overpayment or underpayment of common area, food court and real estate tax expenses (“Expenses”) allocable to such tenant under such tenant’s lease, (b) Seller shall receive that portion of the Reimbursements paid by each tenant allocable to Expenses allocable to such tenant that are actually paid by Seller, (c) Buyer shall receive that portion of the Reimbursements paid by each tenant allocable to Expenses allocable to such tenant that are actually paid by Buyer, (d) if any tenant is not obligated to pay Reimbursements for all Expenses allocable to such tenant (e.g. because of a limitation on the amount of Reimbursements payable by the tenant), the portion of such Expenses not payable by the tenant shall be allocated equally between Buyer and Seller, and (e) if the tenant owes funds pursuant to the foregoing reconciliation, the party entitled to payment hereunder shall take the risk of collection of such funds, and Buyer shall have no obligation to pay to Seller funds due from a tenant until Buyer receives payment thereof.

     7.      The first sentence of Section 7.2(a)(xxv) of the Agreement is amended and restated in its entirety as follows:

Northgate Marketing, Inc. (“NMI”) is a nonstock, nonprofit corporation organized and validly existing under Ohio law, the sole officers of which are Jerry Weller, President; Kevin Weller, Vice President; and Tamie Hoffman, Secretary/Treasurer.

     Except as stated in this Amendment, the Agreement shall continue in full force and effect. Capitalized terms used in this Amendment without definition shall have the meanings stated in the Agreement. This Amendment may be signed in counterparts and/or with facsimile signatures and shall take effect upon each party providing a signed counterpart to the other parties.

     IN WITNESS WHEREOF, Sellers, Sellers’ Representative, Sellers’ Representative Guarantor, and Purchaser hereto have executed this Amendment.

SELLERS

HOCKER NORTHGATE HOLDINGS I, INC., a Kentucky corporation

By:

David E. Hocker, President

HOCKER NORTHGATE GROUP, LLC, a Kentucky limited liability company

By:

David E. Hocker, Manager

SELLERS’ REPRESENTATIVE

HOCKER NORTHGATE HOLDINGS I, INC., a Kentucky corporation

By:

David E. Hocker, President

SELLERS’ REPRESENTATIVE GUARANTOR

David E. Hocker, an individual

PURCHASER

FMP NORTHGATE LLC, a Delaware limited liability company

By:

Jeffrey Erhart, its authorized representative